Exhibit 10.40

FIRST AMENDMENT TO
CV SCIENCES, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN

Dated: March 30, 2022
WHEREAS, the Board of Directors (the “Board”) and stockholders of CV Sciences, Inc., a Delaware corporation (the “Company”), have adopted the Company’s Amended and Restated 2013 Equity Incentive Plan, dated as of June 3, 2014, as amended by the Board (and, in each case, as approved by the Company’s stockholders) on September 4, 2015, August 29, 2016, May 3, 2017, June 7, 2018, and April 09, 2019 (collectively, the “Plan”);

WHEREAS, pursuant to Section 4(a) of the Plan, the Award Shares that may be issued pursuant to Stock Awards under the Plan shall not exceed in the aggregate 31,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”); provided, however, that such aggregate Award Shares that may be issued pursuant to Stock Awards will automatically increase on January 1 of each fiscal year during the term of the Plan commencing on January 1, 2020 to the least of (a) four percent (4%) of the total number of shares of the Company’s Common Stock outstanding on December 31st of the prior year, (b) 4,000,000 shares of the Company’s Common Stock, or (c) a lesser number of Common Stock determined by the Board (the “Evergreen Provision”);

WHEREAS, on January 1, 2020 and 2021, the number of Award Shares issuable under the Plan was increased to 34,976,000 shares and 38,976,000 shares, respectively, pursuant to the Evergreen Provision, and the Board elected not to further increase the number of Award Shares issuable under the Plan on January 1, 2022;

WHEREAS, the Company now desires to decrease the number of Award Shares issuable under the Plan by 8,000,000 shares; and

WHEREAS, Section 16 of the Plan permits the Board to amend the Plan from time to time, subject only to certain limitations specified therein.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan, effective as of March 30, 2022:

1. Section 4(a) of the Plan is hereby amended and restated to read in its entirety as follows:

(a) Shares Subject to the Plan. Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the Award Shares that may be issued pursuant to Stock Awards shall not exceed in the aggregate Thirty Million Nine Hundred Seventy-Six Thousand (30,976,000) shares of the Company’s Common Stock. Of such amount, Thirty Million Nine Hundred Seventy-Six Thousand (30,976,000) Award Shares may be issued pursuant to Incentive Stock Options. In the event that (a) all or any portion of any Stock Award granted or offered under the Plan can no longer under any circumstances be exercised or otherwise become vested, or (b) any Award Shares are reacquired by the Company which were initially the subject of a Stock Award Agreement, the Award Shares allocable to the unexercised or unvested portion of such Stock Award, or the Award Shares so reacquired, shall again be available for grant or issuance under the Plan.

In addition, subject to the provisions of Section 11 relating to adjustments upon changes in stock, such aggregate Award Shares that may be issued pursuant to Stock Awards will automatically increase on January 1 of each fiscal year during the term of the Plan commencing on January 1, 2020 to the least of (a) four percent (4%) of the total number of shares of the Company’s Common Stock outstanding on December 31st of the prior year, (b) 4,000,000 shares of the Company’s Common Stock, or (c) a lesser number of Common Stock determined by the Board.

2. In all other respects, the Plan, as amended to date, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Amended and Restated 2013 Equity Incentive Plan as of March 30, 2022.

CV SCIENCES, INC.

By:	/s/ Joseph D. Dowling
Name: Its:	Joseph D. Dowling Chief Executive Officer